Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com

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SHIRE RECEIVES U.S. FDA APPROVAL FOR FOSRENOL®

Basingstoke, UK and Philadelphia, U.S. – 27 October 2004 – Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announced today that it has received approval from the U.S. Food & Drug Administration (FDA) for FOSRENOL® (lanthanum carbonate), a new phosphate binder that reduces elevated blood levels of phosphate in patients with End-Stage Renal Disease (ESRD).

The U.S. approval follows Swedish regulatory approval for FOSRENOL granted in March this year. Shire is pursuing further European approvals for this product via the Mutual Recognition Process.

Matthew Emmens, Chief Executive of Shire commented:

“The approval of FOSRENOL® in the U.S. is another milestone for Shire. FOSRENOL provides a much-needed treatment for End-Stage Renal Disease patients, since less than a third are able to control phosphorus levels with existing medications. Without effective treatment, patients can suffer serious health complications such as bone disorders and life-threatening heart and circulation problems. Final launch preparations begin immediately and we anticipate that FOSRENOL will be available in pharmacies before the end of 2004.”

Says William F. Finn, M.D., professor of medicine at the University of North Carolina School of Medicine at Chapel Hill:

“Maintaining ESRD patients’ serum phosphate levels within a normal range has been very challenging because phosphorus is continually being absorbed into the body from food, and dialysis does not completely eliminate it from patients’ blood. FOSRENOL has been shown to be effective and well-tolerated in clinical studies in reducing phosphate levels and is likely to aid in simplifying the management of hyperphosphatemia for patients and physicians.”

There are currently over one million dialysis patients worldwide and the number is estimated to be increasing by approximately 8% per year.1 Up to 80% of patients have high phosphate levels.2 If left untreated, high phosphate levels can lead to diseases of the heart and blood vessels; these may be fatal.3

FOSRENOL will be available in the U.S. in 250 milligram (mg) and 500 mg strengths. Most patients will require a total daily dose of 1500mg to 3000mg to reduce phosphate levels to less than 6.0mg/dL. FOSRENOL is formulated as a chewable tablet that does not need water to be swallowed, an important benefit for ESRD patients who have to restrict fluid intake.

Dr Eliseo Salinas, Chief Scientific Officer of Shire added:

“FOSRENOL has been studied more extensively than any other phosphate binder prior to launch. Nearly 2,000 patients have taken the drug so far, with some patients having been on FOSRENOL for four years or more. In extensive clinical trials, FOSRENOL has been well tolerated and has been used in patients for long-term treatment. Shire is proud that it has developed this new chemical entity from very early stages all the way through to launch and that patients and physicians will now be able to benefit from an important new choice of treatment.”

For further information please contact:

Investor Relations
Cléa Rosenfeld	+44 1256 894 160

Media
Jessica Mann (Europe)	+44 1256 894 280

Matt Cabrey (US)	+1 484 595 8248

Notes to editors

Hyperphosphatemia and its consequences
Chronic kidney failure is complicated by hyperphosphatemia – high phosphate levels in the blood – caused by the inability of the kidneys (and dialysis) to filter out excess phosphate from food. Even with a low-phosphate diet as many as 80% of Europe’s 225,000 and the United States’ 269,000 dialysis patients develop hyperphosphataemia2 and need treatment with a phosphate-binder. The most well-known consequences of hyperphosphatemia are a range of bone diseases which can cause bone pain, skeletal deformities and fractures.4 Hyperphosphatemia is also associated with the development of cardiovascular disease, which accounts for nearly 50% of all deaths in dialysis patients.5 Ironically, some currently available phosphate binders – although they help control phosphate levels – can worsen these complications. Aluminium-based phosphate binders are associated with severe bone toxicity6 while calcium-based binders contribute to cardiovascular disease by promoting the deposition of hard calcium deposits (calcification) in the heart and blood vessels.7

References:

1. http://www.pdserve.com/pdserve/pdserve.nsf/Content/Global+View+of+PD
2. Molowa DT. First annual nephrology survey. February 13 2002, New York. JP Morgan Securities Inc., Equity Research.
3. Block GA. Prevalence and clinical consequences of elevated Ca x P product in haemodialysis patients. Clin Nephrol 2000; 54 (4): 318 – 324
4. Martin KJ, Gonzalez EA. Strategies to minimise bone diseases in renal failure. Am J Kidney Dis. 2001; 38 (6): 1430-1436
5. Salusky IB & Goodman WG. Cardiovascular calcification in end-stage renal disease. Nephrol Dial Transplant 2002; 17: 336 – 339
6. Malluche HH & Monier-Faugere MC. Hyperphosphatemia: pharmacology intervention yesterday, today and tomorrow. Clinical Nephrology 2000; 54 (4): 309 – 317
7. Norris KC. Toward a new treatment paradigm for hypephosphatemia in chronic renal disease. Dialysis & Transplantation 1998; 27 (12): 767 – 773

FOSRENOL® (Lanthanum carbonate)
FOSRENOL works by binding to dietary phosphate in the GI tract; once bound, the FOSRENOL/phosphate complex cannot pass through the intestinal lining into the blood stream and is eliminated from the body. As a consequence, overall phosphate absorption from the diet is decreased significantly. Shire has conducted an extensive clinical research programme involving nearly 2000 patients treated with FOSRENOL, some of whom have been treated for 36 months or more. This programme has demonstrated that FOSRENOL is an effective phosphate binder with a well-

established safety profile for long-term use. Shire has out-licensed the rights to develop, market and sell FOSRENOL in Japan to Bayer Yakuhin Ltd.

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact on Shire’s Attention Deficit & Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise, government regulation and approval, including but not limited to the expected product approval dates of METHYPATCH® (methylphenidate), XAGRID® (anagrelide hydrochloride) and BIPOTROL® (carbamazepine), the implementation of Shire’s planned reorganization and other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission, including Shire’s most recent annual report on Form 10-K.